Exhibit 23.6

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated December 21, 2011 relating to the financial statements of Pelikan Artline Joint Venture and Controlled Entities, which appears in the ACCO Brand Corporation’s annual report on From 10-K for the year ended December 31, 2011, filed with the SEC on February 23, 2012.

/s/ PKF

PKF

Sydney, Australia

March 6, 2012